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FOR IMMEDIATE RELEASE                                                  CONTACTS:
JUNE 1, 1999                                                         Vivian Carr
                                                             Liberty Media Group
                                                                    720/875-5406

                                                                  Scott G. Bruce
                                                      The Associated Group, Inc.
                                                                    610/660-4910


                  LIBERTY MEDIA TO ACQUIRE ASSOCIATED GROUP

          NEW YORK and ENGLEWOOD, Colo. - Liberty Media Group (NYSE:LMG.A and LMG.B) and The Associated Group, Inc. (Nasdaq: AGRPA and AGRPB) announced today that they have signed a definitive merger agreement pursuant to which Liberty will acquire the business of Associated in an all-stock transaction valued (including assumption of debt) at approximately $3 billion, based on current prices. The transaction is structured to be tax-free to Associated shareholders. Under the agreement, Associated shareholders will receive an aggregate of 25,889,460 shares of Class A Liberty Media Group Common Stock (51,778,920 shares following the distribution on or about June 11, 1999 of shares effecting Liberty's recently declared two-for-one stock split), subject to adjustment, and an aggregate of 19,719,274 shares of AT&T Corp. Common Stock, or 0.6206 shares (1.2411 shares post split) of Class A Liberty Media Group Common Stock and 0.4727 shares of AT&T Common Stock, for each share of Associated Class A and Class B Common Stock, based upon the fully-diluted number of shares of Associated Common Stock of 41,719,198. The AT&T Common Stock issued in the transaction corresponds to an equal number of AT&T common shares held by Associated that AT&T will receive and then retire.

          The estimated value of the transaction to Associated shareholders reflects the assumption by Liberty Media Group of $187 million of Associated debt. That debt threshold will be subject to increase over time depending upon when the transaction is consummated. If the debt threshold is exceeded, the number of Liberty Media Group shares issuable will be reduced.

         Myles P. Berkman, Chairman and CEO of Associated, stated that the transaction "is the culmination of twenty years of value creation for our shareholders, first as Associated Communications Corporation and later as The Associated Group."

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         "The Associated transaction is a unique opportunity for Liberty," said
Robert Bennett, President and CEO of Liberty. "It allows us to obtain an attractive investment in the very exciting and rapidly growing business of Teligent. In addition, Associated has been a pioneer in the development and commercialization of wireless location systems."

         The transaction was designed to be financially neutral to holders of AT&T Common Stock and will not result in a net increase in the number of outstanding shares of AT&T Common Stock. The net number of outstanding shares of Class A Liberty Media Group Common Stock will be increased by approximately 23 million shares, after giving effect to the recently declared stock split.

         The transaction is subject to the approval of the stockholders of Associated and approvals of various governmental authorities, including the Federal Communications Commission and state regulatory agencies. Depending upon the foregoing approvals, the transaction is expected to be completed in early 2000.

         Associated owns and operates interests in a diversified group of communications-related businesses. Associated co-founded, and holds an approximate 41% interest in, Teligent, Inc. (NASDAQ: TGNT), a premier provider of broadband communications services -- local, long distance and Internet access -- to small and medium-sized business customers in major markets throughout the U.S. Other assets include TruePosition, Inc., a wholly-owned subsidiary of Associated, with a patented wireless location system in the early stages of commercialization, an interest in a Mexican cellular telephone company, ownership of radio broadcasting properties and a portfolio of marketable equity securities, primarily comprised of shares of Liberty Media and AT&T Common Stock. Associated Class A and Class B Common Stock are traded on the NASDAQ Stock Market under the symbols AGRPA and AGRPB, respectively.

         Liberty Media Group holds interests in a broad range of video programming, communications, technology and Internet businesses in the United States, Europe, South America and Asia. Liberty Media Group Class A and Class B Common Stock are tracking stocks of AT&T Corp. and are traded on the New York Stock Exchange under the symbols LMG.A and LMG.B, respectively.